SCHEDULE A TO DECLARATION OF TRUST

As of November 15, 2021, the Trustees have established the following Series of the Trust:

Harbor Disruptive Innovation ETF

Harbor Scientific Alpha High-Yield ETF

Harbor Scientific Alpha Income ETF

Harbor Long-Term Growers ETF

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